EXHIBIT (J) UNDER FORM N-1A
                                              EXHIBIT 23 UNDER ITEM 601/REG. S-K




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 59 to Registration Statement No. 33-48605 on Form N-1A of our report dated December 29, 2006, relating to the financial statements and financial highlights of BBH Fund Inc., including BBH International Equity Fund, BBH Core Select Fund, and BBH Real Return Fund (the "Funds") appearing in the Annual Report on Form N-CSR of the BBH Fund Inc., for the year ended October 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/  Deloitte & Touche LLP

Boston, Massachusetts
February 28, 2007